Exhibit 10(k)

FHLMC Loan No. 940981521

Riverside Park Apartments

DEBT SERVICE ESCROW AGREEMENT

This DEBT SERVICE ESCROW AGREEMENT ("Agreement") is executed as of the 29th day of September, 2006 by and between AIMCO RIVERSIDE PARK, L.L.C., a Delaware limited liability company ("Borrower") and WELLS FARGO BANK, N.A., a national banking association ("Lender") and its successors and assigns.

RECITALS:

A.

Lender has agreed to make and Borrower has agreed to accept the Loan, which is to be evidenced by the Note and secured by the Security Instrument.

B.

As a condition to the closing of the Loan, Lender has required Borrower to establish this Debt Service Escrow to further secure Borrower's obligations under the Loan Documents and to set forth the terms under which this Escrow shall be maintained and governed.

COVENANTS:

NOW, THEREFORE, for and in consideration of the Loan, the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lender and Borrower agree as follows:

1.

Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

(a)

"Debt Service Escrow" means the Pre-Stabilization Letter of Credit.

(b)

“Escrow Period” means the period during which the Debt Service Escrow is held by Lender.

(c)

"Jurisdiction"  means the State in which the Property is located.

(d)

"Loan" means the mortgage loan from Lender to Borrower in the original principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), as evidenced by the Note and secured by the Security Instrument.

(e)

"Loan Documents" means, collectively, the Note, Security Instrument and all other instruments and documents executed in connection with the Loan.

(f)

"Note" means the promissory note from Borrower to Lender evidencing the Loan.

(g)

"Pre-Stabilization Letter of Credit" means an irrevocable Letter of Credit to be issued in the form approved by Lender by a banking institution approved by Lender in favor of Lender in the stated amount of Five Million Six Hundred Thousand and 00/100 Dollars ($5,600,000.00).

(h)

"Security Instrument" means the mortgage, deed of trust, deed to secure debt, or other similar security instrument encumbering the Property and securing Borrower's repayment of the Note.

(i)

"Stabilization" means the achievement by the Property of (i) $1,148,845.00 of gross monthly rental income less concessions, vacancies and non-revenue units for six (6) consecutive months based on collections and determined by Lender, and (ii) ninety-five percent (95%) average physical occupancy of the Property for six (6) consecutive months.

2.

Debt Service Escrow.

(a)

Borrower shall deposit with Lender the Pre-Stabilization Letter of Credit.

(b)

Borrower and Lender agree that all moneys deposited into the Debt Service Escrow shall be held by Lender in an interest bearing account.  Any interest earned on the funds shall be added to the principal balance of the Debt Service Escrow and disbursed in accordance with the provisions of this Agreement. Lender shall not be responsible for any losses resulting from investment of moneys in the Debt Service Escrow or for obtaining any specific level or percentage of earnings on such investment. Lender shall not be required to invest the Debt Service Escrow in accordance with the instructions of the Borrower.  Lender shall be entitled to deduct from the Debt Service Escrow a one-time fee for establishing the Debt Service Escrow in the amount of Fifty and 00/100 Dollars ($50.00).

(c)

The Borrower agrees that any letter of credit deposited with the Lender is in lieu of cash and is for the convenience of the Borrower.  The Lender shall be entitled to draw on the letter of credit at any time and in no event shall be liable for any damages as a result of drawing on the letter of credit.

3.

Operating Statements.  Borrower shall provide to Lender by the fifth (5th) day of each calendar month during the term of this Agreement, a certified rent roll, together with monthly operating statements reflecting all items of income and expense in connection with the operation of the Property or in connection with any services provided in connection with the operation of the Property.  This rent roll shall be prepared in accordance with generally accepted accounting principles consistently applied, and certified as true and complete by a principal of Borrower (who may rely upon Borrower's agent in making such certification, if such reliance is stated in the certification).  In addition, upon request by Lender, Borrower shall provide to Lender any other information prepared or used by Borrower in connection with the operation of the Property.

4.

Disbursements to Lender.  If at any time, during the term of the Debt Service Escrow Account, Borrower fails to timely make a payment in accordance with the terms of the Note, the Security Instrument, or any other Loan Document, or is otherwise in default under the terms of the Note, the Security Instrument, or any other Loan Document, Lender will have the right but not the obligation to withdraw funds from the Debt Service Escrow Account and apply such amount to the obligations of Borrower.

5.

Release of Funds to Borrower.  So long as there is no default under the Loan Documents, the Pre-Stabilization Letter of Credit may be released and returned to the Borrower upon written request from Borrower after Stabilization has been achieved.

6.

Security Agreement.  Borrower hereby conveys, pledges, transfers and grants to Lender a security interest pursuant to the Uniform Commercial Code of the Jurisdiction or any other applicable law in and to all money in the Debt Service Escrow, as that may increase or decrease from time to time.

7.

Post Default.  If Borrower defaults in the performance of its obligations under this Agreement or under any Loan Document, Lender and its successors and assigns shall have all remedies available to them under Article 9 of the Uniform Commercial Code of the Jurisdiction and under any other applicable law.  In addition, Lender may retain all money in the Debt Service Escrow, including interest, and, Lender may apply such amounts, without restriction and without any specific order of priority, to the payment of any and all indebtedness or obligations of Borrower set forth in any Loan Documents, including, but not limited to, principal, interest, taxes, insurance, attorneys' fees actually incurred, repairs to the Property, and any expenses of collection and/or foreclosure.

8.

Taxes.  Any taxes due on any interest accruing on any moneys held in accordance with this Agreement shall be the sole obligation of Borrower, whether or not such moneys and interest are ultimately paid to or on behalf of the Borrower.

9.

Termination.

(a)

If not sooner terminated by written concurrence of the parties, this Agreement shall terminate upon the earlier to occur of the following:

(i)

payment in full of the indebtedness, principal and interest and all other sums due under the Note; or

(ii)

fulfillment by the Borrower of the requirements of Section 5 hereof.

(b)

In addition to those items required by Section 3 above, Borrower agrees to provide Lender with financial statements and any other items as Lender may request in order to determine if the Stabilization has been achieved.

(c)

Within ten (10) days after termination of this Agreement, Lender shall pay to Borrower all funds remaining in the Debt Service Escrow.

10.

No Amendment.  Nothing contained in this Agreement shall be construed to amend, modify, alter, change or supersede the terms and provisions of any other Loan Document.  If there is a conflict between the terms and provisions of this Agreement and those of any other Loan Document, then the terms and provisions of or such other Loan Document shall control.

11.

Release.  Borrower covenants and agrees that, in performing any of its duties under this Agreement, neither Lender nor its successors and assigns shall be liable for any losses, costs or damages which may be incurred by as a result of such performance, except for any losses, costs or damages arising out of the willful misconduct or gross negligence of such party.

12.

Indemnity.  By executing this Agreement Borrower agrees to indemnify and hold harmless Lender and its successors and assigns from and against any and all losses, claims, damages, liabilities and expenses including, without limitation, attorneys' fees and disbursements, which may be imposed or incurred in connection with this Agreement.

13.

Choice of Law.  This Agreement shall be construed and enforced in accordance with the laws of the Jurisdiction.

14.

Successors and Assigns.  Borrower acknowledges and agrees that Lender may assign or otherwise transfer the Loan and any or all Loan Documents including, but not limited to, this Agreement, to other parties subsequent to the execution of this Agreement.  Borrower may not assign its rights, interests or obligations under this Agreement without first obtaining Lender's prior written consent. This Agreement shall be binding upon the respective successors and assigns of Borrower and Lender.

15.

Attorneys' Fees.  In the event that Lender or its successors or assigns shall engage the services of an attorney to enforce the provisions of this Agreement against Borrower, then Borrower shall pay all costs of such enforcement, including any attorneys' fees actually incurred.

16.

Remedies Cumulative.  If Borrower defaults under this Agreement, Lender may exercise all or any one or more of its rights and remedies available under this Agreement, the Loan Documents, at law or in equity.  Such rights and remedies shall be cumulative and concurrent, and may be enforced separately, successively or together, and Lender's exercise of any particular right or remedy shall not in any way prevent Lender from exercising any other right or remedy available to Lender. Lender may exercise any such remedies from time to time as often as may be deemed necessary by Lender.

17.

Determinations by Lender.  In any instance where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under this Agreement, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by Lender (or its designated representative) at its sole and exclusive option and in its sole and absolute discretion.

18.

No Agency or Partnership.  Nothing contained in this Agreement shall constitute Lender as a joint venturer, partner or agent of Borrower, or render Lender liable for any debts, obligations, acts, omissions, representations or contracts of Borrower.

19.

Notifications.  For the purpose of this Agreement, whenever Borrower is required to notify Lender, deliver documentation or other items to Lender, obtain Lender's consent or approval, or otherwise communicate with Lender, such notification, delivery, requests and communications shall be made to Lender at the address provided in Exhibit B of this Agreement.

20.

Entire Agreement.  This writing, together with references to this Agreement contained in the Security Instrument, constitutes the entire agreement of the parties relative to the Debt Service Escrow.  Any modification or amendment of this Agreement shall be ineffective unless in writing and signed by Lender and Borrower.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER:

AIMCO RIVERSIDE PARK, L.L.C., a Delaware limited liability company

By:  Riverside Park Associates Limited Partnership, a Delaware limited partnership, its Sole Member

By:  AIMCO/Riverside Park Associates GP, LLC, a Delaware limited liability company, its General Partner

By:  AIMCO/Bethesda Holdings, Inc., a Delaware corporation, (successor by merger to NHP Management Company), its Sole Member

By:  /s/Patti K. Fielding

Patti K. Fielding

Executive Vice President and Treasurer

Borrower's Social Security or

Taxpayer Identification No.:

57-1102091

LENDER:

WELLS FARGO BANK, N.A.

By:  /s/Edward D. Hussey (SEAL)

Edward D. Hussey

Senior Vice President

EXHIBIT A

(Property Description)

EXHIBIT B

(Name and Address of Lender)

Wells Fargo Bank, N.A.

2010 Corporate Ridge, Suite 1000

McLean, Virginia 22102